Exhibit 24

Information Regarding Joint Filers

Designated Filer of Form 4: Perceptive Advisors LLC

Date of Earliest Transaction Required to be Reported: May 25, 2017

Issuer Name and Ticker Symbol: Corium International, Inc. (CORI)

Names:	Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman

Address:	Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003

Signatures:

The undersigned, Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman, are jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Perceptive Advisors LLC with respect to the beneficial ownership of securities of Corium International, Inc.

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

By: Perceptive Advisors LLC, its investment manager

By: /s/ Joseph Edelman

Joseph Edelman, managing member

JOSEPH EDELMAN

By: /s/ Joseph Edelman

Joseph Edelman